Exhibit 99.1

Kraig Biocraft Laboratories and MtheMovement by Kings Group sign Exclusive Purchase and Sales Agreement for up to potentially $40 million

Kraig Labs and Kings Group to jointly own SpydaSilk™ apparel brand, Joint Venture is the first large-scale Spider Silk Commercialization Agreement

ANN ARBOR, Mich., – January 26, 2021– Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company” or “Kraig Labs”), the biotechnology company focused on the development and commercialization of spider silk, announces that it is forming a joint venture partnership with MtheMovement, an eco-friendly luxury streetwear apparel line, part of the Kings Group of Companies and its affiliated companies (“Kings Group”).

The joint venture will develop and sell Kraig Labs’ spider silk fibers under the new innovative apparel and fashion brand, trade named SpydaSilk™ and potential other trademarks to be announced. All intellectual property related to SpydaSilk™ will be jointly owned by Kraig Labs and Kings Group. The deal combines Kraig Labs’ industry leading fibers with Kings Group’s business skills and regional enterprise expertise, creating what we believe will be a strong vertical integration for both companies.

Under the terms of this agreement, Kraig Labs granted the joint venture and the SpydaSilk brand an exclusive geographic license to all Kraig Lab technologies for the ASEAN region, in exchange for a 4 year firm commitment to purchase up to $32 million, with an additional projected purchase of $8 million, of Kraig Labs’ raw recombinant spider silk, with an initial payment of $250,000.

“SpydaSilk’s mission is to create high-impact products and technologies, so partnering with Kings Group, which we believe has strong product development expertise and intense understanding of ASEAN market, is a powerful combination that we believe will drive SpydaSilk’s sales and innovation,” said Kim Thompson, Kraig Labs’ founder and CEO. “Kraig Labs has always been proud to maintain our vanguard position in the spider silk space; this agreement strengthens our leadership role with a partner who shares our vision and places Kraig Labs and Kings Group on the best path for success. Spider silk is among the strongest fibers produced in nature, and the agreement represents the world’s first large-scale commitment to purchase spider silk fibers”

The new SpydaSilk alliance combines the strengths of both companies and calls on Kraig Labs to provide fibers and materials expertise, while Kings Group will lead the marketing, sales, and distribution. The two companies will work together to increase Kraig Labs’ product development agility and production scalability.

Under this collaboration, Kraig Labs and Kings Group believe that the material will not only be applied to apparel; the joint venture is also exploring uses to enhance other industries such as building construction and medical industries.

“Kings Group is dedicated to helping unleash the benefits of spider silk and this bold enterprise, the unveiling of the SpydaSilkTM joint venture, significantly accelerates that goal. We believe that we will help improve the world through innovation to drive profitable growth, reduce emissions, enhance customer loyalty, and create long-term shareholder value,” said Mr. Walter Wee, Chief Investment Officer of Kings Group. “In researching various spider silk technologies, we came to the conclusion that Kraig Labs is the leader. Our agreement with Kraig Labs represents the first large-scale commitment to spider silk commercialization and we could not be happier to begin this part of our SpydaSilk™ journey.”

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About Kings Group and MtheMovement:

Kings Group is headquartered in Singapore and established regional offices in Indonesia and Vietnam. They have associate companies spread throughout Asia that have a dynamic synergy for maximizing resources and outreach to a huge consumer market. Kings Group is a forerunner in International Marketing and Innovative Product Trading; they specialize in bridging domestic businesses and projecting their products internationally.

For further information, please visit www.kings.com.sg, www.kingsglobalconsultants.com

MtheMovement is Kings Group’s premiere eco-friendly luxury streetwear line, for the past 20 years, they have been the leaders of fashion trends and have consulted designs with branding for many renowned corporates. Their Chief Creative Officer has also dressed many of the Grammy and Emmy Awards participants and famous international fashion celebrities.

For more information, please visit www.mthemovement.com

About Kraig Biocraft Laboratories, Inc.:

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a reporting biotechnology company, is a developer of genetically engineered spider silk based fiber technologies.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include future sales of SpydaSilk™ and descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC

(720) 288-8495

ir@KraigLabs.com